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                                                                   EXHIBIT 10.41

(CRYOCATH LOGO)                                                     CONFIDENTIAL

                                 AGENT AGREEMENT

THIS AGENT AGREEMENT (the "Agreement") is made as of November 9th , 2004 (the "Effective Date")

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
by and between   CRYOCATH TECHNOLOGIES INC., a corporation organized and
                 existing under the laws of Quebec, Canada, with its principal offices at 16771 CHEMIN STE-MARIE, KIRKLAND (QUEBEC) CANADA H9H
                 5H3 (hereinafter referred to as "Manufacturer" or "CryoCath").

and ATS MEDICAL, INC. a company organized and existing under the laws of Minnesota with its principal offices at 3905 ANNAPOLIS LANE, SUITE 105, MINNEAPOLIS, MN 55447 U.S.A. (hereinafter referred to as "Agent").
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In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

As used in this Agreement, the terms set forth in this Article 1 shall have the following meanings:

1.1 Products. Products shall mean those Surgical Cardiovascular products listed in Exhibit A attached hereto, as amended from time to time by the Manufacturer.

1.2 Territory. Territory shall mean All US Hospitals except for list of accounts in the United States set forth in Exhibit B.

1.3 Contract Quarter. Contract Quarter shall mean a period of three consecutive calendar months beginning on January 1, April 1, July 1, or October 1.

1.4  Sales Commitment.  Sales Commitment shall have the meaning set forth in
     Section 3.2.

1.5 Standard Terms and Conditions of Sale. Standard Terms and Conditions of Sale shall mean Manufacturer's terms and conditions of sale for its products, as modified by Manufacturer from time to time.

1.51 Net Sales: Net Sales means, in respect of a specified Calendar Quarter or Calendar Year, the total gross amounts and other cash and non-cash consideration invoiced or otherwise charged by CryoCath in respect of all units of all Products including service contracts sold to ATS's accounts whether shipped, sold, transferred or otherwise distributed by or on behalf of CryoCath during such Calendar Quarter or Calendar Year, less (to the extent not already taken into account and to the extent the following exclusions would be deducted from net sales using the methodology used by CryoCath, and approved by its independent auditors, in calculating net sales in connection with CryoCath's preparation of the

** The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.


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     CryoCath Financial Statements) (a) normal and customary trade, cash and quantity discounts, allowances and credits granted or allowed, including (without limitation) free goods and free use of consoles; (b) credits or allowances actually granted for returns or rejection of such Products and retroactive price reductions; (c) sales taxes, duties or other taxes with respect to such sales (including duties or other governmental charges levied on, absorbed or otherwise imposed on the sale of Product including, without limitation, value-added taxes or similar taxes or other governmental charges otherwise measured by the billing amount, when included in billing but excluding income or other taxes with respect to gross receipts) actually collected by CryoCath; (d) charge back payments and rebates granted to managed healthcare organizations or to national, provincial, state and local governments, their agencies, and purchasers and reimbursers or to trade customers, including but not limited to, wholesalers and chain buying groups; and (e) rebates (or equivalents thereof) granted to or charged by national, provincial, state or local governmental authorities.

1.6.1 Trademarks. Trademarks shall mean those trademarks and trade names, whether registered in the Territory or not, labeling, trade dress, packaging and devices which are owned by, licensed or assigned to Manufacturer or which it otherwise has a right to use and which are applied to or used with the Products by Manufacturer.

ARTICLE 2. APPOINTMENT: EXCLUSIVITY; COMPETING PRODUCTS; PRICES; COMMISSIONS

2.1 Appointment. Subject to the terms of this Agreement, Manufacturer appoints Agent as its exclusive Agent for the Products in the Territory in accordance with the terms of this Agreement and Agent accepts this appointment. Such appointment does not constitute a grant of any rights or interests other than the rights specifically granted to the Agent hereunder and does not constitute a license or sub-license of the Products. If the Agent fails to meet the Sales Commitment, Agent's appointment will at Manufacturer's option automatically become non-exclusive for the remaining term of this Agreement notwithstanding the Manufacturers right to cancel the agreement subject to a 30-day cure period, as set forth under Section 3.2.

2.2 Exclusivity. Subject to Agent's compliance with the terms of this Agreement, Manufacturer shall sell the Products for delivery in the Territory only through Agent.

2.3 Promotion and Sale of Products only within Territory. Agent shall promote and sell the Products to customers only for use or consumption within the Territory.

2.4 Competing Products. Manufacturer or Agent shall neither distribute nor market products competitive with the Products during the Term as defined in
     Section 16.1 and any renewal of this Agreement without the prior written consent of either Party. It is understood that Manufacturer is restricted from selling Products in Agent's Territory during the term of the Agreement. If either Party does not approve the other Party's request for representation of competitive products, the other Party must refuse to or cease representing the competitive products. Agent shall not make any changes, alterations, modifications or additions to the Products without the prior written approval of CryoCath.

2.5 Prices. Agent shall sell Products to hospitals at prices previously communicated in writing by Manufacturer from time to time. The prices to be charged to Agent's accounts under this Agreement will be the prices set out in Exhibit A under "Price List". Any deviations from the Price List must be pre-approved by the Director of Marketing or VP Global Marketing and US Sales or an Officer of the Manufacturer in writing on an account-by-


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     account basis. The Pricesare subject to change by the Manufacturer once per year upon (30) thirty-day written notice to the Agent. Manufacturer will respect all long-term price agreements with Agents accounts if such agreements were pre-approved by the Manufacturer.

2.6 Commissions. Manufacturer shall pay Agent a commission in the Territory during the Term of this Agreement ** of Net Sales to Agent's accounts. Sales to Agent's customers and the obligation to pay commissions are subject to Customer meeting CryoCath's standard D&B credit rating. Commissions are payable monthly to Agent 30 days following the month to which the commission applies .

ARTICLE 3. PROMOTION AND SALE OF PRODUCTS

3.1 Commercially Reasonable Efforts. Agent shall exercise its commercially reasonable efforts to promote and sell the Products for use only by qualified individuals as appropriate in the Territory, in compliance with local laws and regulations and good commercial practice and for uses and applications reasonably approved by Manufacturer for the Products. Agent shall only sell directly to end users of the Products and shall not sell indirectly or engage sub-agents or distributors without the prior written consent of Manufacturer. Agent shall be subject to performance criteria applied to agents of the Products in general, as communicated by Manufacturer from time to time, after discussion and agreement with the Agent.

3.2 Sales Commitment. In addition to the efforts described herein, Agent hereby agrees to the minimum sales commitments for CryoCath Products during the term of the Agreement ("Sales Commitment") set forth on Exhibit C. Agent must meet all the annual Sales Commitments at the end of each twelve-month term and must meet 40% of the first term's commitment by the end of the first 9 months of that first term and 40% of the second term's commitment by the end of the first nine months of the second term (hereafter referred to as the "Interim Term Targets"). It is understood that the twelve month period referred to with respect to the interim and annual sales commitments will commence as of Januray 1, 2005. Throughout the term of this Agreement, if Agent fails to meet any of Sales Commitment or meet the Interim Term Targets, Agent's appointment may at CryoCath's option, automatically become non-exclusive for the remaining term of this Agreement subject to a 30-day cure period, without prejudice to CryoCath's other rights under this Agreement (including the right to terminate this Agreement upon written notice to Agent) and CryoCath may appoint one or more additional agents for sale of the Products or solicit orders for the Products directly in the Territory for the remaining term of this Agreement. Products returned to CryoCath for reason other than Product defect shall not count towards the fulfillment of Agent's relevant Sales Commitment or Interim Targets .

3.3 Personnel. Manufacturer and Agent shall ensure all of its sales representatives are trained and engaged in the sale of Manufacturer's Products. Manufacturer will be responsible for holding a training session for Agent's representatives at Manufacturer's cost. Agent will be responsible for representative's travel and incidental training costs In addition, Agent and Manufacturer shall each employ a dedicated co-promote manager to ensure that both Parties are committed to meet their duties under this Agreement. Manufacturer will dedicate clinical specialists to support surgical clinical cases.

3.4 Inventories and Direct Shipment. Products will be shipped from Manufacturer's warehouse directly to customers who will be billed directly by Manufacturer.


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3.5  Promotional Materials.  In promoting the Products in the Territory, Agent shall not use promotional materials contrary to the best interest of the Manufacturer. Manufacturer reserves the right to require prior approval of the promotional materials and advertising campaigns. Manufacturer will provide to Agent reasonable amounts of such promotional materials that it provides to its own representatives, at no cost to the Agent.

3.6 Reports. The parties agree to meet quarterly for the purpose of reviewing the business and a three month rolling forecast.

3.7 Customer Complaints. Agent shall report to Manufacturer no later than within 48 hours of receipt all customer complaints of any nature concerning the Products and all notices of serious or adverse reaction associated with the use of the Products, and cooperate with Manufacturer in the resolution of such complaints. Agent shall maintain records of such complaints for at least three (3) years after their receipt and shall make such records available to Manufacturer for inspection and copying upon Manufacturer's request at any time during Agent's normal business hours.

3.8 Legal Compliance. Manufacturer and Agent shall comply with all relevant legislation governing the sale of the products.

3.9.1 Limited samples to be provided. The Manufacturer shall supply the Agent with ** at Manufacturer's fully absorbed cost and a reasonable number of surgical consoles not for human use **.

3.9.2 Conference and Marketing Booth. Agent agrees to attend the following conferences (ATS to attach list) each year for the promotion of Products. In addition, Agent agrees to dedicate 25% of its Marketing booth sales representative stations to CryoCath. CryoCath agrees to display ATS's name as Agent of its Products in its booth at such Surgical conferences that it attends and at which it has booth space.

ARTICLE 4. MANUFACTURER ASSISTANCE TO AGENT

To assist Agent in selling the Products in the Territory, Manufacturer shall provide Agent with information on marketing and promotional plans with respect to the Products as well as copies of marketing, advertising, sales and promotional literature concerning the Products produced by or for CryoCath, if any.

ARTICLE 5. ADDITION AND DELETION OF PRODUCTS FROM AGREEMENT

5.1 Addition of Products. From time to time new Products may be added to those covered by this Agreement by amendment of Exhibit A in accordance with
     Article 17.7. Article 18.7

5.2 Deletion of Products. Manufacturer may delete specific Products, provided such Products are replaced with next generation Products, from coverage by this Agreement upon (30) thirty-day written notice to Agent, which notice includes an amendment of the attached Exhibit A reflecting the deletion. No such deletion shall be deemed a termination or partial termination of this Agreement.


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ARTICLE 6. PROCEDURE FOR ORDER OF PRODUCTS BY AGENT

6.1 Manufacturer's address. Hospital shall mail or fax all orders for the Products to the following address:

     CryoCath Technologies Inc.
     16771 Chemin Ste-Marie
     Kirkland, Quebec H9H 5H3
     Canada
     Attention: Customer Service
     Fax: (514) 694-6279

     Or to such other address or facsimile number as Manufacturer shall from time to time designate in writing.

ARTICLE 7. ADDITIONAL EXPRESS WARRANTIES AND DISCLAIMER

7.1 Warranty. Manufacturer will provide the following warranty to customers: that the Products shall materially conform to CryoCath's then current specifications, as amended from time to time, for such Products for the shelf life of such Products as set forth in the label of each such Product. Customer's exclusive remedy and CryoCath's sole liability for breach of the foregoing warranty shall be the remedy set forth in Section 8.2.

7.2 Defective Products. In the event that any Product fails to conform to the warranty set forth in Section 7.1, CryoCath's sole and exclusive liability, and customer's exclusive remedy shall be, at CryoCath's sole election, to replace the Product or credit customer's account for the purchase price of such Product; provided however, that: (a) customer promptly notifies CryoCath in writing during the Agent Warranty Period that such Product fails to conform to the warranty set forth in Section 7.1, provides a detailed explanation of any alleged nonconformity, and requests a return material authorization number; and (b) such Product is returned within the Warranty Period to CryoCath F.O.B. CryoCath's shipping location in Kirkland, Quebec, Canada, or as otherwise notified by CryoCath, with the return material authorization number affixed prominently to the outside packaging. If CryoCath verifies that such Product fails to conform to the warranty set forth in Section 7.1, CryoCath will replace the Product or credit customer's account for the purchase price of such Product.

7.3 Disclaimer. To the full extent permitted under applicable law, except for the warranties provided in Sections 7.1 and 8.2, CryoCath disclaims all other warranties or conditions, express, implied, statutory or otherwise, regarding the products, including without limitation, warranties of their quality, fitness for any purpose, or merchantability. Any other representations or warranties made by any person or entity, including employees or representatives of CryoCath that are inconsistent herewith shall be disregarded and shall not be binding on CryoCath.

7.4  **.


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ARTICLE 8. TECHNICAL SERVICE, WARRANTY COVERAGE AND SERVICE CONTRACTS

8.1 Technical Service. Manufacturer certifies that it has the technical capabilities and knowledge to provide optimal service on the Manufacturer's Products. Technical Service is defined as the ability to maintain and service critical and non-critical components, calibrate and troubleshoot all electronic, mechanical and other systems contained within the Surgical Console.

8.2 Warranty Obligation to Customer. In addition to the specific warranty described in Section 7.1, Manufacturer warrants that the products sold shall be free from defects in material and workmanship for a period of 12 months from date of installation at customer's site (the "Customer Warranty Period"). During the Customer Warranty Period, Manufacturer will supply all parts used in servicing such products, excluding gas and disposable products and accessories. Manufacturer shall provide all warranty service to the end user free of charge while the unit is covered during the Customer Warranty Period. Manufacturer shall provide all non-warranty service at reasonable rates for all Products in the Territory. Non-warranty service shall include electronic set-up and calibration as well as operational troubleshooting. Such Non-Warranty services will be provided to Agent's customers at the regular service rates for parts and labour of the Manufacturer. Manufacturer shall invoice such services to Agent's customers directly. ** Manufacturer shall maintain properly equipped service departments and an adequate inventory of spare parts sufficient to meet the needs of the Territory. Customer and Agent shall use only Manufacturer's authorized parts and gases. Failure to do so completely voids all warranty obligations of Manufacturer and shall be considered a material breach of this Agreement. Manufacturer is not responsible for product failures due to power failures or natural catastrophes of any kind.

8.3 Warranty Replacement Parts. Warranty parts shall be replaced free of charge, provided validation by Manufacturer verifies that the failure was due to defects in material and/or workmanship and that all parts are properly returned to Manufacturer. The defective part(s) shall be replaced and returned to Manufacturer. The proper written documentation describing the exact defect(s) of the Product must be included. Manufacturer's obligation is limited to the repair or replacement, at its option, of any warranted Product that is returned.

8.4 Interchangeability. Due to the complexity and interchangeability of the components, the use of new or like new parts may be used at the discretion of the Manufacturer. All such parts shall be refurbished and will meet Manufacturer's specifications and high quality standards in force on the date of shipment.

8.5 Non-Warranty Replacement Parts. Non-warranty parts will be provided on an exchange basis at Manufacturer's current Agent Price attached as Exhibit A and as amended from time to time by the Manufacturer.

8.6 Warranty Procedures. All Warranty claims hereunder must be made in writing promptly after discovery of the defect and must be received by Manufacturer's service department within the applicable warranty period. Such claims shall state the nature and details of the claim, the date on which the defect giving rise to the claim was first discovered, and the product serial number and must be attached to the defective product. Agent shall request authorization from Manufacturer prior to the return of each defective product for repair or replacement by Manufacturer. Upon such request, Manufacturer shall provide the address of the facility to which such product must be returned, together with a Return Material Authorization (RMA) number to be prominently displayed on the shipping container for the


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     defective product. Manufacturer's obligation is limited to the repair or replacement, at its option, of any warranted Product that is returned to Manufacturer in Manufacturer's standard shipping container or properly packed in accordance with Manufacturer's packing procedures, freight prepaid, in which Manufacturer's examination shows the product to have failed under normal use. Upon determination of product failure, Manufacturer will reimburse Agent for shipping costs related to the return of the defective product to Manufacturer's facility. Manufacturer may, at its sole option, employ new or used parts for Products to make such repair or replacement. Any Products replaced under this warranty shall become Manufacturer's property. Notwithstanding any contrary provisions of this Agreement, Manufacturer shall be responsible for all shipping expenses and bear risk of loss relating to the return shipment to Agent of repaired or replacement Products which were under warranty.

8.7 Service Contracts. Manufacturer is responsible for providing service for the Products in the Territory. Service Contracts shall be sold in accordance with the pricing described in Exhibit A.

ARTICLE 9. TRADEMARKS

9.1 Use of Agent's or Manufacturer's Name. Either Party shall be entitled to represent in promotional materials and otherwise that Agent is Manufacturer's exclusive Agent of the Products in the Territory provided that both Parties remain in compliance with its obligations under this Agreement.

9.2 Sale Only Under the Trademarks. Agent shall promote and sell the Products in the Territory only under the Trademarks and the CryoCath name. Agent will be permitted to apply a business card size sticker with Agent's name on CryoCath's promotional literature for Surgical Products and on the side of the console's control unit on the opposite side of the power supply placed in Agent's Territory.

9.3 Use of Trademarks. Manufacturer or Agent undertake not to use the Trademarks in a manner that will impair the name or jeopardize the goodwill or the reputation of the Products or either Party, and to use the Trademarks in accordance with the standards and specifications of both Parties.

9.4 Waiver. Both Parties shall not have, assert or acquire any right, title or interest in or to any Trademark owned by the other Party.

9.5 Agent Acknowledgment of Validity. Agent acknowledges the validity of the Trademarks and shall not take any action that may impair any right, title or interest of Manufacturer in any Trademark or that may create any such right, title or interest adverse to Manufacturer.

9.6 Prohibition of Use of Trademarks on Other Products. Agent shall not use any Trademark except in connection with the Products.

9.7 Notice of Infringement of Trademarks. Agent shall promptly notify Manufacturer of any apparent infringement or threatened infringement of any Trademark, and shall, upon request by Manufacturer and at Manufacturer's expense, use its best efforts to assist Manufacturer to restrain any such infringement or threatened infringement.


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ARTICLE 10. PRODUCT RECALLS

In the event that Manufacturer, after consultation with Agent, deems it necessary to recall any Product because such Product fails to comply with the warranties set forth in Section 7.1 hereof, or if any governmental authority requests recall of any Product for any reason, Manufacturer shall promptly effect such recall in accordance with its standard procedures then in effect. Agent shall initiate no communications regarding any such recall with the news media, customers, governmental or regulatory authorities or any other person, except if and to the extent required by applicable law, without the prior approval of CryoCath, which approval will not be unreasonably withheld or delayed. All costs and expenses associated with implementation of a recall shall be borne by the Manufacturer. Each party will provide any assistance reasonably requested by the other party in connection with the implementation of any recall pursuant to this Section.

ARTICLE 11. CLAIMS AGAINST MANUFACTURER AND AGENT; INDEMNIFICATION AND INSURANCE

11.1 Product Liability Claims and patent infringement ; Indemnification by Manufacturer. Manufacturer shall have full and exclusive responsibility for the defense of any claim, lawsuit or other action in which it is alleged that a Product supplied hereunder by Manufacturer has caused injury to a third party or infringes on a third party's patent, and shall hold Agent harmless with respect to any such claim, lawsuit or other action. Manufacturer shall indemnify Agent from and against any damages, costs or expenses, including reasonable attorneys' fees, which are incurred by Agent and which arise from any such claim, lawsuit or other action, save when such claim, lawsuit or action arises as a result of Agent's misrepresentation of the Product's efficacy, safety or warranty, or when attributable to Agent's acts, negligence or omissions. However, none of the foregoing shall apply if the claim or loss is due solely or in part to the act or omission of Agent.

11.2 Insurance. Each of the parties shall obtain and maintain in effect Commercial General Liability insurance coverage, including for bodily injury and property damage to third parties ** and Errors and Omissions liability insurance including bodily injury and property damage with minimum **.

11.3 Survival. The obligations of the parties under section 11 shall survive the expiration or the termination of this Agreement subject to applicable law governing limitation periods.

ARTICLE 12. CONFIDENTIALITY

Either Party acknowledges that by reason of their relationship hereunder, either Party will have access to certain information and materials concerning the other Party's business plans, customers, technology, and products that are confidential and of substantial value to it, which value would be impaired if such information were disclosed to third parties. Either party agrees that both Parties will not use in any way for their own account or the account of any third party, nor disclose to any third party, any such confidential information revealed to the receiving Party by each other. Both Parties shall take every reasonable precaution to protect the confidentiality of such information. Upon request by either party, the disclosing Party shall advise the receiving


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Party whether or not it considers any particular information confidential. The
Agent shall not publish any technical description of the Products beyond the description published by CryoCath. In the event of termination of this Agreement, there shall be no use or disclosure by either party of any confidential information of CryoCath or Agent, and Agent shall not manufacture or have manufactured any compositions, devices, components or assemblies utilizing any of CryoCath's confidential information. Without the disclosing Party's prior consent, receiving Party shall not directly or indirectly disclose any confidential or proprietary information received pursuant to this Agreement, including but not limited to such information specifically designated as confidential by the disclosing Party. This duty shall not apply to:

     (a) Information which is already known to receiving Party at the time of its disclosure to the receiving Party;

     (b) Information disclosed to receiving Party by a third party as a matter of right; or

     (c) Information, which becomes patented, published or otherwise part of the public domain as a result of acts of the disclosing Party or a third party obtaining such information as a matter of right.

The parties also agree to maintain the terms of this Agreement in strict confidence.

ARTICLE 13. AGENT AUTHORIZATIONS

13.1 Agent Warranty. Agent warrants that it is legally authorized to act as an agent for the Products in the Territory and that it will exercise its commercially reasonable efforts to maintain these authorizations during the term of this Agreement. Upon request by Manufacturer, Agent shall provide Manufacturer with evidence of these authorizations.

13.2 Disqualification. Agent shall immediately notify Manufacturer if it suffers the loss or impairment of any license, permit or other authorization that it requires in order to act as an agent for the Products in the Territory.

13.3 Product Registrations. Manufacturer is responsible for obtaining and maintaining all required product registrations, market authorizations, licenses or other government approvals required from time to time for the sale of the Products in the Territory other than those that the Agent is required to hold to carry out its obligations hereunder.

ARTICLE 14. COMPLIANCE WITH APPLICABLE LAW

Agent shall comply with all laws, statutes, decrees, regulations and policies which have the effect of law in the Territory, including but not limited to anti-bribery laws, and which apply to its activities under this Agreement.

ARTICLE 15. LEGAL RELATIONSHIP


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No provision of this Agreement is intended by the parties or shall be construed to establish Agent as Manufacturer's officer, employee, or legal representative or agent other than for the specific purpose described herein. Agent has no authority under this Agreement to assume any obligation on behalf of Manufacturer and shall not hold out to any third party that it has authority to act on behalf of Manufacturer. In all of its activities under this Agreement, except as specifically herein provided or otherwise authorized by Manufacturer in advance and in writing, Agent shall be responsible for its own expenses and shall not incur expenses for Manufacturer's account.

ARTICLE 16. TERM AND TERMINATION

16.1 Term. This Agreement shall take effect on the Effective Date and unless earlier terminated under the provisions of this Agreement, it shall be effective for a two (2) year period following the Effective Date. It shall be subject to automatic renewal for additional terms of one (1) year each if the sales commitments in Section 3.2 are met or upon express written agreement of the parties.

     16.1.1 Early Termination. Manufacturer may terminate the Agreement at any time for any reason. It is understood that 16.1.1 does not apply to 16.2 and 16.3. **

16.2 Termination for Breach, Insolvency Either party may immediately terminate this Agreement by written notice to the other party upon the occurrence of any of the following events:

     (a) if the other party materially breaches any of its duties under this Agreement and fails to correct this breach within fifteen (15) days after receiving written notice thereof;

     (b) if the other party enters bankruptcy proceedings voluntarily or involuntarily, assigns its assets for the benefit of creditors or otherwise becomes or is threatened with becoming insolvent;

16.3 Agent Disqualification. Manufacturer may terminate this Agreement immediately and without any liability to Agent other than amounts owing hereunder by providing written notice to Agent if Agent becomes legally disqualified for any reason from selling the Products in the Territory.

16.4 Sales Commitments.  Manufacturer may terminate this Agreement on thirty
     (30) days written notice in the event that Agent fails to meet sales commitment for any annual or Interim Term if not cured by the Agent in the time frame specified in Section 3.2.

16.5 Consequences of Termination. In the event of a termination of this Agreement under any provision of Articles 16.1 through 16.4:

     (a) The term of this Agreement shall automatically terminate, but this termination shall not relieve either party of any duty accrued during that term or from any duty expressly provided in this Agreement to survive that term.

     (b)  In the event that Agent meets its Sales Commitments as defined in
          Section 3.2 or;


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          Manufacturer elects to Early Termination of the agreement as defined in Sec 16.1.1,

          Then

Manufacturer shall pay Agent a Compensation Fee equal **

               Agent will also be entitled to a 12 month notice prior to termination It is understood that the twelve month notification period and Compensation Fee would not apply in the event that the Agreement is terminated because Agent does not meet any of the sales minimums referred to in section 3.2.

     (c) Both Parties shall cease using and return all information designated by either Party as confidential and all sales, advertising and promotional materials supplied to Agent by Manufacturer. Both Parties shall for a period of five (5) years after termination continue to hold in strict confidence all such information.

     (d)  Both Parties shall immediately cease using any of the Trademarks.

     (e) If payments under 16.5(b) are not being paid by manufacturer to Agent, then manufacturer will repurchase all accounts from Agent that Agent purchased from Manufacturer at the beginning of this agreement. This payment will be calculated by the formula defined in Exhibit B but shall not exceed on an account by account **.


CONFIDENTIAL Agent Agreement
ATS MEDICAL - Agreement dated November 9th, 2004                   page 11 of 16

ARTICLE 17. GENERAL PROVISIONS

17.1 Notices. All notices under this Agreement shall be in writing sent by courier, first-class mail or by confirmed facsimile, or otherwise as provided by Article 17.2 hereof, and shall be addressed to the parties at the addresses set forth below;

     In the case of Manufacturer:

     CRYOCATH TECHNOLOGIES INC.
     16771 Chemin Ste-Marie, Kirkland
     Quebec, Canada  H9H 5H3 Canada
     Attn: General Counsel
     Fax: (514) 694-9960

     In the case of Agent:

     ATS Medical
     3905 Annapolis Lane, Suite 105
     Minneapolis, Minnesota
     55447
     Att. VP Business Development
     Fax (763)553-1492

     A party may change its address designated above by giving written notice to the other party.

17.2 Notice Periods. All notice periods provided in this Agreement shall be deemed to begin running (a) in the case of notice by letter sent by first-class or registered mail, on the third day following the date of posting; (b) in the case of notice by facsimile or other telegraphic communication, on the date when the communication is sent and confirmed; and (c) in the case of any other method of notice, on the date when the notice is actually received.

17.3 Waiver of Rights. No failure or delay by either party in exercising any right or remedy under this Agreement shall be construed as a waiver of such right or remedy, nor shall any single or partial exercise of any right or remedy preclude any further or other exercise of such right or remedy. All rights and remedies under this Agreement are cumulative and shall not be deemed exclusive of any other rights or remedies provided by law.

17.4 Assignments. Agent may not assign all or any part of its rights or duties under this Agreement without the prior written consent of the other party. Manufacturer may not assign all or any part of its rights or duties under this Agreement without the prior written consent of the other party except for in such cases as may be required for insurance, taxation or financing.

17.5 Force Majeure. Neither party shall be liable for any failure to perform provisions of this Agreement or supply the Products due to war, whether declared or undeclared, acts of war or terrorism, embargo, acts of the public enemy, strikes, fires, explosions, flood, riot, lockout, injunction, interruption of transportation, accidents, inability to obtain supplies at reasonable prices or other causes beyond its control.


CONFIDENTIAL Agent Agreement
ATS MEDICAL - Agreement dated November 9th, 2004                   page 12 of 16

17.6 Severability. If any provision of this Agreement is declared invalid by any court of competent jurisdiction or by a government agency having jurisdiction over the Agreement, this declaration shall not affect the validity of any other provision and each other provision shall remain in full force and effect.

17.7 Entire Agreement; Amendments. This Agreement, including the attached Exhibits, contains the entire agreement of the parties with respect to the subject matter hereof. This Agreement supersedes and cancels all prior oral and written agreements between the parties with respect to this subject matter. Except as otherwise provided herein, this Agreement may be amended only by an agreement in writing signed by both parties.

17.8 Rights and Remedies. Nothing in this Agreement limits or restricts the rights or remedies available to the parties under the applicable law.

17.9 Governing Law; Forum. The laws of the Province of Ontario, Canada shall govern the interpretation and enforcement of this Agreement.

17.10 Headings. All section headings in this Agreement are for convenience only and shall not in any way affect the meaning or interpretation of the Agreement.

17.11 Non Solicit. During the term of this Agreement and for a period of 12 months thereafter, either Party will not, whether for itself or on behalf of another, except if mutually agreed upon in writing, directly or indirectly ecourage, solicit, entice, hire or cause any employees or consultants of the other Party to leave their working relationship.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their authorized representatives as of the Effective Date written above.

CRYOCATH TECHNOLOGIES INC.              ATS MEDICAL


Signature                               Signature
          ---------------------------             ------------------------------
Name                                    Name
     --------------------------------        -----------------------------------
Title                                   Title
      -------------------------------         ----------------------------------
Date                                    Date
     --------------------------------        -----------------------------------


CONFIDENTIAL Agent Agreement
ATS MEDICAL - Agreement dated November 9th, 2004                   page 13 of 16

                                    EXHIBIT A

                              ** [5 pages omitted]


CONFIDENTIAL Agent Agreement
ATS MEDICAL - Agreement dated November 9th, 2004                   page 14 of 16

                                    EXHIBIT B

                                    TERRITORY

          All US Hospitals except Agent is restricted from engaging in any sales promotions of any kind of Manufacture's Products in the following list of Manufacturer Accounts.

          List of manufacture Accounts to be finalized as of December 31 2004

          Manufacturer may upon mutual agreement turn any of such accounts over to Agent for the sole purpose of selling Manufacturer's Products. A compensation fee equal to:

**


CONFIDENTIAL Agent Agreement
ATS MEDICAL - Agreement dated November 9th, 2004                   page 15 of 16

                                    EXHIBIT C

                                SALES COMMITMENTS

As a qualifying sales commitment to support the Term of the contract, the Agent agrees to perform by meeting a minimum Sales Commitment as follows:

First Twelve-Month Period:

**

and

**

Second Twelve-Month Period:

To be negotiated mutually between the parties 6 months prior to the expiration of the First Twelve Month Period such that:

**


CONFIDENTIAL Agent Agreement
ATS MEDICAL - Agreement dated November 9th, 2004                   page 16 of 16